Exhibit (n)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to the Registration Statement (1933 Act File No. 333-32262) of EV Classic Senior Floating-Rate Fund (the "Fund") on Form N-2 of our reports dated January 19, 2005 for the Fund and Senior Debt Portfolio for the year ended November 30, 2004 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


March 28, 2005
Boston, Massachusetts